Exhibit 10.3

THIS AGREEMENT IS SUBJECT TO ARBITRATION

STATE OF FLORIDA	§
§
COUNTY OF PALM BEACH	§

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of the 23rd day of December, 2008, but effective as of the 1st day of December, 2008, by and between DG FastChannel, Inc., a Delaware corporation (the “Company”), and Pamela Maythenyi (the “Employee”).

WHEREAS, the Company desires to continue the employment relationship with the Employee on certain terms and conditions as set forth herein, which employment relationship was previously on the terms and conditions set forth in that certain Employment Agreement between the Company and the Employee dated November 2, 2007, and effective as of September 1, 2007 (the “Initial Effective Date”); and

WHEREAS, the Employee is willing to accept such continued employment;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1.                                       Employment. The Company hereby employs Employee and Employee hereby accepts employment by the Company, on the terms and subject to the conditions hereinafter set forth.

2.                                       Duties. The Employee’s principal duties and responsibilities shall be those duties assigned to Employee from time to time by the Chief Executive Officer or Chief Financial Officer of the Company, or such other persons specified by such officers, provided such duties and responsibilities are commensurate with Employee’s title as Senior Vice President. Employee agrees to perform such services and duties and hold such offices as may be assigned to her from time to time by the Company and to devote substantially her full time, energies and best efforts to the performance thereof to the exclusion of all other business activities. Notwithstanding the foregoing, the Company agrees that Employee shall be permitted to attend approximately five meetings per year on behalf of Heads of Production Associates, Inc., a Florida corporation owned in part by Employee, at the Company’s expense.

3.                                       Term. The initial term of employment under this Agreement shall begin on the Initial Effective Date and continue until the third anniversary of the Initial Effective Date (the “Initial Employment Term”). The employment term hereunder shall be automatically extended until terminated as herein provided.

4.                                       Salary and Other Compensation. As compensation for the services to be rendered by the Employee to the Company pursuant to this Agreement, the Employee shall be paid the following compensation and other benefits:

(a)                                  Salary:  (i) $195,000 from the Initial Effective Date until the first anniversary of the Initial Effective Date, (ii) $210,000 from the first anniversary of the Initial Effective Date until the second anniversary of the Initial Effective Date, and (iii) $220,000 from the second anniversary of the Initial Effective Date until the third anniversary of the Initial Effective Date, each payable in equal monthly installments in arrears, or such higher compensation as may be established by the Company from time to time. Should the Employee become “Partially Disabled,” which for purposes of this subsection means the inability because of any physical or emotional illness to perform her assigned duties under this Agreement for 40 hours per week, the Employee’s salary shall be adjusted based on the percentage of a 40-hour work week during which Employee is able to perform her duties. If the Employee, during any period of Partial Disability, receives any periodic payments representing lost compensation under any health and accident policy or under any salary continuation insurance policy, the premiums for which have been paid by the Company, the amount of salary that the Employee would be entitled to receive from the Company during the Partial Disability shall be decreased by the amounts of such payments. Sick days taken by Employee in accordance with the Company’s sick day policies for its other employees shall not be considered a Partial Disability.

(b)                                 Bonus:  Employee shall be eligible to receive an annual bonus in an amount equal to $30,000 multiplied by the percentage of budgeted revenues actually obtained by the Company (or the division or subsidiary of the Company to which Employee devotes most of her time); provided, however, Employee shall not be entitled to any bonus if the percentage of budgeted revenues actually obtained is less than 60%. The parties agree to negotiate in good faith the budgeted revenues for each year during the term hereof. Employee shall be eligible for an additional annual bonus in an amount of $15,000 per year, provided the Company (or the division or subsidiary of the Company to which Employee devotes most of her time) exceeds such budgeted revenues. Any annual bonus that becomes payable pursuant to this Section 4(b) shall be paid between January 1 and March 15th of the year following the year for which such annual bonus was earned; provided, however, in no event will the bonus be paid after December 31 of the year following the year for which such annual bonus was earned.

(c)                                  Stock Incentive Plans:  The Employee shall be eligible to participate in the Company’s stock incentive plans, subject to approval of the Compensation Committee (or other applicable committee) of the Board of Directors, and subject to any limitation as may be provided by applicable law or regulation.

(d)                                 Car Allowance:  The Company shall pay to the Employee a car allowance in an amount equal to $500 per month during the term of employment under this Agreement.

(e)                                  Employee Benefit Plans:  The Employee shall be eligible to participate, to the extent she may be eligible, in any profit sharing, retirement, insurance or other employee benefit plan maintained by the Company.

5.                                       Vacations and Leave. The Employee shall be entitled to the same vacation and leave time as the other employees of the Company performing similar functions. At a minimum, Employee shall be entitled to not less than four weeks paid vacation to be accrued in accordance with the Company’s vacation policy in effect from time to time.

6.                                       Non-Disclosure of Confidential Information. The Employee acknowledges that in and as a result of her employment by the Company, she will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company’s patents, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, and lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Company, the equipment and methods used and preferred by the Company’s customers, and the fees paid by them. As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated in Section 4, Employee covenants and agrees that she shall not, at any time during or following the term of her employment, directly or indirectly divulge or disclose for any purpose whatsoever any confidential information that has been obtained by, or disclosed to, her as a result of her employment by the Company.

7.                                       Covenants Against Competition. The Employee acknowledges that the services she is to render are of a special and unusual character with a unique value to the Company, the loss of which cannot adequately be compensated by damages in action at law. In view of the unique value to the Company of the services of Employee because of the confidential information to be obtained by or disclosed to Employee, as hereinabove set forth, and as a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated in Section 4, Employee covenants and agrees that during Employee’s employment and for a period of four years after she ceases to be employed by the Company for any reason, she will not, except as otherwise authorized by this Agreement, compete with the Company or any affiliate of the Company, solicit the Company’s customers or the customers of any affiliate or directly or indirectly solicit for employment any of the Company’s employees. Notwithstanding the foregoing, Employee shall have the right to be employed by, or provide consulting services to, an advertising agency so long as such employment or consulting services do not relate to advertising and production database information services. Furthermore, the restrictive covenants set forth in this Section 7 shall be void and inapplicable in the event this Agreement is terminated by Employee due to a material breach by the Company that is not remedied within thirty (30) days after written notice thereof. For purposes of this Section:

(a)                                  the term “compete” means engaging in the same or any substantially similar business as the Company or any of its affiliates in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise;

(b)                                 the term “affiliate” means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under the common control with the Company; and

(c)                                  the term “customers” means all persons to whom the Company or any of its affiliates has sold any product or service whether or not for compensation within a period of five years prior to the time Employee ceases to be employed by the Company.

8.                                       Reasonableness of Restrictions

(a)                                  The Employee has carefully read and considered the provisions of Sections 6 and 7, and, having done so, agrees that the restrictions set forth in these sections, including, but not limited to, the time period of restriction and geographical areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary companies, officers, directors, shareholders and other Employees.

(b)                                 In the event that, notwithstanding the foregoing, any of the provisions of Sections 6 and 7 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Sections 6 or 7 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

9.                                       Remedies for Breach of Employee’s Covenants of Non-Disclosure and Noncompetition. In the event of a breach of any of the covenants in Sections 6 and 7, the Company shall have the right to seek monetary damages for any such breach. In addition, in the event of a breach or threatened breach of any of the covenants in Section 6 and 7, the Company shall have the right to seek equitable relief, including specific performance by means of an injunction against the Employee or against the Employee’s partners, agents, representatives, servants, employers, employees, family members and/or any and all persons acting directly or indirectly by or with her, to prevent or restrain any such breach.

10.                                 Termination. Employment of the Employee under this Agreement may/will be terminated:

(a)                                  By the Employee’s death.

(b)                                 If the Employee is Totally Disabled. For the purposes of this Agreement, the Employee will be totally disabled if she is “totally disabled” as defined in and for the period necessary to qualify for benefits under any disability income insurance policy and any replacement policy or policies covering Employee and the Employee has been declared to be totally disabled by the insurer for a period of three consecutive months.

(c)                                  By mutual agreement of the Employee and the Company.

(d)                                 By the dissolution and liquidation of the Company (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company whereby the business of the Company is continued). In such event, the restrictive covenants in Section 7 above shall be inapplicable with respect to Employee.

(e)                                  By the Company for Just Cause. This Agreement and the Employee’s employment with the Company may be terminated for “Just Cause” at any time in accordance with subsection (g) of this section. For purposes of this Agreement, Just Cause shall mean only the following:  (i) a conviction of or a plea of guilty or nolo contendre by the Employee to a felony or misdemeanor involving fraud, embezzlement, theft or dishonesty or other criminal conduct, (ii) habitual neglect of the Employee’s duties or failure by the Employee to perform or observe any substantial lawful obligation of such employment that is not remedied within thirty (30) days after written notice thereof from the Company or its Board of Directors or (iii) any material breach by the Employee of this Agreement or written policies of the Company applicable to employees generally that can be remedied and is not remedied within thirty (30) days after written notice thereof from the Company or its Board of Directors. Should the Employee dispute whether she was terminated for Just Cause, then the Company and the Employee shall enter immediately into binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be the non-prevailing party.

(f)                                    At the election of the Employee upon six months advance notice or upon material breach of the terms hereof by the Company.

(g)                                 Notice of Termination. Any purported termination of the Employee’s employment, either by the Company for Just Cause or by the Employee pursuant to Section 10(f), shall be communicated by a written Notice of Termination to the other party hereto. Such notice shall indicate a specific termination provision in this Agreement which is relied upon, recite the facts and circumstances claimed to provide the basis for such termination and specify the “Date of Termination.”  As used in this Agreement, Date of Termination shall mean the date specified in the Notice of Termination, which date shall not be less than thirty (30) nor more than sixty (60) days from the date the Notice of Termination is given. If within thirty (30) days from the date the Notice of Termination is given, the party receiving such notice notifies the other party that a dispute exists concerning such termination, the Date of Termination shall be the date on which the dispute is finally resolved. The Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute by entering immediately into binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be borne by the non-prevailing party.

(h)                                 At the end of the Initial Employment Term.

11.                                 Payments Upon Termination.

(a)                                  If the Employee is terminated upon death pursuant to 10(a), Total Disability pursuant to Section 10(b), mutual agreement of Employer and Employee pursuant to Section 10(c), dissolution and liquidation of the Company pursuant to Section 10(d), Just Cause pursuant to Section 10(e), at Employee’s election pursuant to Section 10(f), or at the end of the Initial Employment Term pursuant to Section 10(h), the Employee shall be entitled to all arrearages of salary, accrued but unused vacation and expenses as of the Date of Termination (the “Accrued Obligations”) but shall not be entitled to further compensation.

(b)                                 In the event Employee’s employment is terminated by the Company without Just Cause, or for any reason not covered by subsections 10(a) through 10(f) above or 10(h) above, the Company shall pay to Employee (i) all Accrued Obligations as required under state wage payment law and (ii) the amount of salary otherwise payable to Employee for the remainder of the Initial Employment Term in accordance with the Company’s normal payroll practices as though Employee were employed by the Company through the end of such term. Furthermore, the restrictive covenants in Section 7 shall become inapplicable.

12.                                 Other Termination Provisions.

(a)                                  Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to the Employee under Section 11(b)(ii) of this Agreement in connection with a termination of the Employee’s employment, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service. For purposes of this Agreement, a Separation from Service shall mean the Employee’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(b)                                 Section 409A Compliance. Notwithstanding anything contained in this Agreement to the Contrary, to the maximum extent permitted by applicable law, amounts payable to the Employee pursuant to Section 11 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of  the Code, then if Employee is deemed at the time of her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service or (ii) the date of Employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 12(b) shall be paid in a lump sum to Employee. The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of her Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

(c)                                  Resignation Upon Termination. In the event of termination of this Agreement other than for death, the Employee hereby agrees to resign from all positions held in the Company, including without limitations any position as a director, officer, agent, trustee or consultant of the Company or any affiliate of the Company. For the purposes of this provision, the term “affiliate” has the same meaning as in Section 7.

13.                                 Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

14.                                 Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Florida. Venue for any litigation or arbitration arising out of this Agreement shall be proper only in Palm Beach County, Florida. The parties hereto hereby consent to the personal jurisdiction of the state and Federal courts situated in Palm Beach County, Florida.

15.                                 Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

16.                                 Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Company at its principal place of business and to the Employee at the address hereinafter set forth following the Employee’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

17.                                 Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and the Employee.

18.                                 Entire Agreement. This Agreement, along with the Company handbook to the extent it does not specifically conflict with any provision of this Agreement, contains the entire agreement and understanding by and between the Employee and the Company with respect to the employment of the Employee, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the Employee by the Company not contained herein shall be of any force or effect.

19.                                 Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Employee, and their respective heirs, personal and legal representatives, successors, and assigns.

20.                                 References to Gender and Number Terms. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place which the context so requires.

21.                                 Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

22.                                 Assignment. This Agreement is not assignable by either party without the prior written consent of the other party.

23.                                 In-Kind Benefits and Reimbursements. Notwithstanding any thing to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Employee and are not subject to liquidation or exchange for another benefit. Notwithstanding any thing to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to the Employee as soon as administratively practicable following such submission, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred. In no event shall the Employee be entitled to any reimbursement payments after the last day of Employee’s taxable year following the taxable year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Employee.

24.                                 Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

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IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the day and year first above written.

COMPANY:

DG FASTCHANNEL, INC.

By:	/s/ Omar A. Choucair
Omar A. Choucair
Chief Financial Officer

EMPLOYEE:

/s/ Pamela Maythenyi
PAMELA MAYTHENYI

Signature Page